News Release


Contact:
Paul Chrisco, CFO
(812) 981-7375


FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 1st quarter earnings

     NEW ALBANY, Ind. (April 22, 2003) - Community Bank Shares of Indiana, Inc. (NASDAQ - CBIN) reported results for the first quarter ended March 31, 2003. A summary of the Company's first quarter results follow:

    First quarter ended March 31,         2003            2002        Change
                                        ---------      ---------      ------
    Net income                          $ 746,000      $ 718,000       3.9%
    Net income per share, basic         $    0.31      $    0.29       6.9%
    Net income per share, diluted       $    0.31      $    0.29       6.9%

     "The positive results for the first quarter of 2003, as seen in both our income statement and balance sheet, mark a favorable beginning to the new year," stated James D. Rickard, President and Chief Executive Officer. "First quarter results were positively impacted by an improving net interest margin and increased non-interest income. The Company also showed strong balance sheet growth as total assets increased 1.7% and 6.8% for the quarter and year, respectively, to $473.3 million. Total deposits increased 3.4% and 14.1% for the quarter and year, respectively, to $299.8 million. Going forward, we will continue to focus on the growth of our loan portfolio while developing successful deposit programs to support that growth."

     Net interest income increased 15.8% to $3.4 million for the first quarter of 2003 from $3.0 million for the same period in 2002, primarily because the Company's net interest margin improved for the first quarter of 2003 to 3.18% from 2.97% for the same period in 2002. The Company's net interest margin improved due to its borrowing costs declining faster than its yield on interest-earning assets. The Company was able to stabilize the yield on interest-earning assets by reallocating cash inflows from the investment securities portfolio into the higher-yielding loan portfolio and by utilizing additional asset/liability management initiatives. Management will continue to explore pricing and market strategies that have a positive impact on its net interest margin. Provision for loans losses increased $158,000 between the periods in consideration of the current economic environment and the inherent risk in the loan portfolio.

     Non-interest income increased 54.4% for the first quarter of 2003 from the same period in 2002. Service charges on deposit accounts increased 106% between the periods due to enhancements to the Company's checking account product line and an increase in the total number of checking accounts. Generally lower interest rates contributed to an increase in gain on sale of mortgage loans between the periods.

     Non-interest expense increased 26.5% for the quarter ended March 31, 2003 compared with the same period in 2002, primarily because of an increase in salaries and employee benefits. The majority of the increase in this area was related to the three new offices the Company opened over the past year. The Company opened two in-store Wal-Mart branches in mid-2002, one on Grant Line Road in New Albany, Indiana and the other in the Fern Creek area of Louisville, Kentucky. The Company also opened a loan production office on Blankenbaker Parkway in Louisville, Kentucky. The Company expects that non-interest expense will continue to increase throughout 2003 as it expands into the Louisville, Kentucky market through additional banking offices.

     Mr. Rickard added in closing, "While progress was made in our banking operations in the first quarter of 2003, we look forward to the growth opportunities in the forthcoming year as we expand our presence in the Louisville, Kentucky market. We believe that our continued focus on exceptional customer service and our commitment to the communities we serve differentiates Community Bank Shares from its competitors and will facilitate our successful growth in both new and existing markets."

     Community Bank Shares of Indiana, Inc. is the parent company of two full-service banking subsidiaries-Community Bank of Southern Indiana in New Albany, Indiana, and Community Bank of Kentucky in Bardstown, Kentucky. The Company is traded on the NASDAQ under the symbol CBIN.

     Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2002 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.




                          [TABULAR INFORMATION FOLLOWS]


CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)
                                   March 31,       December 31,       March 31,
                                     2003              2002             2002
ASSETS                                            (In thousands)
Cash and due from banks          $   8,905        $   6,631         $   7,312
Interest bearing deposits in
  other financial institutions         981              950             3,786
Investment securities               77,175           92,374            95,171
Loans receivable, net              351,524          330,864           303,203
Premises and equipment              11,267           11,324            11,181
Other assets                        23,458           23,406            22,686
                                ----------------------------------------------
Total Assets                     $ 473,310        $ 465,549         $ 443,339
                                ==============================================
LIABILITIES
Deposits                         $ 299,793        $ 289,830         $ 262,654
Borrowed funds                     126,411          129,093           135,586
Other liabilities                    3,934            3,329             2,997
                                ----------------------------------------------
Total Liabilities                  430,138          422,252           401,237
                                ----------------------------------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                43,172           43,297            42,102
                                ----------------------------------------------
Total Liabilities and
       Stockholders' Equity      $ 473,310        $ 465,549         $ 443,339
                                ==============================================



CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
 (Unaudited)

                                             Three Months Ended
                                                  March 31,
                                          2003               2002
Interest income                        $   6,250         $   6,346
Interest expense                           2,807             3,372
                                      -----------------------------
Net interest income                        3,443             2,974
Provision for loan losses                    296               138
Non-interest income                          993               643
Non-interest expense                       3,145             2,487
                                      -----------------------------
Net income before tax                        995               992
Income tax expense                           249               274
                                      -----------------------------
Net income                             $     746         $     718
                                      =============================
Basic earnings per share               $    0.31         $    0.29
Diluted earnings per share             $    0.31         $    0.29
                                      =============================